Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XENCOR, INC.

Bassil I. Dahiyat, Ph.D. hereby certifies that:

ONE:             The original name of this corporation is Xencor, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 8, 2004.

TWO:            He is the duly elected and acting President and Chief Executive Officer of Xencor, Inc., a Delaware corporation.

THREE:       The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is XENCOR, INC. (the “Corporation”).

II.

The address of the registered office of this Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of the registered agent of this Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

IV.

A.            The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is 146,984,817 shares, 77,765,553 shares of which shall be Common Stock (the “Common Stock”) and 69,219,264 shares of which shall be Preferred Stock (the “Preferred Stock”).  The Preferred Stock shall have a par value of $0.01 per share and the Common Stock shall have a par value of $0.01 per share.

B.            55,255,479 of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”) and 13,963,785 shares are hereby designated “Series A-2 Preferred Stock” (the “Series A-2 Preferred” and together with the Series A-1 Preferred, the “Series Preferred”).

C.            Effective immediately upon the date and time of filing (the “Filing Date”) of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”), (1) each outstanding share of Series A Preferred Stock of the Corporation (the “Series A Preferred”) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into 0.035 of one share of Series A-1 Preferred, (2) each outstanding share of Series B Preferred Stock of the Corporation (the “Series B Preferred”) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into 0.040 of one share of Series A-1 Preferred, (3) each outstanding share of Series C Preferred Stock of the Corporation (the “Series C Preferred”) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into 0.045 of one share of Series A-1 Preferred, (4) each outstanding share of Series D Preferred Stock of the Corporation (the “Series D Preferred”) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into 0.050 of one share of Series A-1 Preferred, and (5) each outstanding share of Series E Preferred Stock of the Corporation (the “Series E Preferred”) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into 0.055 of one share of Series A-1 Preferred, in each case rounded down to the nearest whole share (such conversion to be referred to herein as the “Recapitalization”).  From and after the Filing Date, as a result of the Recapitalization, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred shall be deemed cancelled and shall no longer be authorized, issued or outstanding.  The Corporation shall not issue any fractional shares of Series A-1 Preferred as a result of the Recapitalization, but shall instead pay to any stockholder of record of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable, who would be entitled to receive any fractional share of Series A-1 Preferred as a result of the Recapitalization, a sum in cash equal to the fair market value of any such fractional share as determined by the Board of Directors of the Corporation (the “Board”).  All certificates representing shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred outstanding immediately prior to the Filing Date shall immediately upon the Filing Date represent a number of shares of Series A-1 Preferred as provided above.  All share and dollar amounts in this Restated Certificate have been adjusted to reflect the Recapitalization.

D.            The rights, preferences, privileges, restrictions and other matters relating to the Common Stock and the Series Preferred are as follows:

1.             DIVIDEND RIGHTS.

(a)           Holders of the Series Preferred, prior and in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board, but only out of funds that are legally available therefor, dividends (whether payable in cash, in property or in securities of the Corporation) at a rate of 6% of the Series Preferred Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred.  In the event dividends are paid to the holders of Series Preferred that are less than the full amounts to which such holders of Series Preferred are entitled pursuant to this Section 1(a), such dividends shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)           The “Series Preferred Original Issue Price” shall be $1.36 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date).

(c)           So long as any shares of Series Preferred are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series Preferred have been paid or declared and set apart, except for:

(i)            acquisitions of Common Stock by the Corporation pursuant to agreements approved by the Board which permit the Corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Corporation;

(ii)           acquisitions of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares; or

(iii)         distributions to holders of Common Stock in accordance with Section 3.

(d)           In the event dividends are paid on any share of Common Stock, the Corporation shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e)           The provisions of Section 1 shall not apply to any repurchase of any outstanding securities of the Corporation that is approved by (i) the Board and (ii) the Series Preferred as may be required by this Restated Certificate.

(f)            The holders of Common Stock and Series Preferred expressly waive their rights, if any, as described in California Corporations Code Sections 502, 503 and 506 as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

2.             VOTING RIGHTS.

(a)           General Rights.  Each holder of shares of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (the “Bylaws”).  Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b)           Separate Vote of Series Preferred.  For so long as 500,000 shares of Series Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred Stock after the Filing Date) remain outstanding, in addition to any other vote or consent required herein or by law, the prior vote or prior written consent of the holders of at least 70% (hereinafter, the “Requisite Majority”) of the outstanding shares of Series Preferred, voting together as a single class on an as-converted basis, shall be necessary for effecting the following actions:

(i)            any transfer, lease, exclusive license or disposal by the Corporation or a subsidiary thereof, of, in any 12-month period, other than in the ordinary course of business, any material assets (including any exclusive license of substantially all of the Corporation’s intellectual property rights) with a value in excess of the greater of (A) $100,000 and (B) an amount equal to 10% of the Corporation’s budgeted revenues for the year in which such transaction would occur reflected in a current budget for the Corporation previously approved by the Board;

(ii)           any amendment, alteration or repeal of any provision of the Restated Certificate or the Bylaws (including any filing of a Certificate of Designation) that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series Preferred so as to affect them adversely or that decreases or increases the number of authorized shares of Series Preferred;

(iii)         any payment or declaration of a dividend (whether payable in cash, in property or in securities of the Corporation) or any other distribution (whether payable in cash, in property or in securities of the Corporation), directly or indirectly, on the Common Stock or the Series Preferred;

(iv)          any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series;

(v)           any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock (except for acquisitions of Common Stock by the Corporation permitted by Section 1(c) hereof);

(vi)          any loan or advance to, assumption or guarantee of the obligations of any person (other than a wholly-owned subsidiary of the Corporation) by the Corporation or a subsidiary thereof the amount of which at any one time exceeds $50,000, except as approved by a majority of the members of the Board who are disinterested in respect of such transaction (including a majority of the members elected by the holders of the Series Preferred);

(vii)        any investment by the Corporation or a subsidiary thereof in any person (other than a wholly-owned subsidiary of the Corporation) the amount of which when aggregated with all other similar investments by the Corporation in the 12 months prior thereto equals or exceeds $50,000;

(viii)       any issuance of any equity security of any subsidiary of the Corporation to any person other than the Corporation;

(ix)          any liquidation or dissolution of the Corporation or reclassification of its outstanding capital stock;

(x)           any change of the authorized number of directors of the Corporation from the number set forth in Section 2(c) below;

(xi)          any issuance of any equity security of the Corporation in connection with the acquisition of another corporation, limited liability company, partnership or other entity by the Corporation whether such acquisition is accomplished by way of a merger, consolidation, combination, exclusive license, joint venture, collaboration, purchase of all or substantially all of the assets of such other entity or other reorganization;

(xii)        any Liquidation Event (as defined below) including any merger or consolidation of the Corporation into or with another corporation in which the stockholders of the Corporation in the aggregate shall own less than a majority of the voting securities of the surviving corporation, or an Asset Sale (as defined below);

(xiii)       any initial public offering of any of the Corporation’s equity securities;

(xiv)       any material change in the nature of the Corporation’s business from a biotechnology research, development and commercialization company; or

(xv)         other than transactions in the ordinary course of business involving less than (A) $100,000 in any single transaction (or series of related transactions) or (B) $250,000 in the aggregate among all such transactions, enter into any transaction, with any officer, director or affiliate of the Corporation or any subsidiary thereof or any members of their immediate families, unless the transaction is approved in advance by a majority of the disinterested members of the Board.

(c)           Election of Board of Directors.

(i)            Series Preferred.  For so long as at least 500,000 shares of Series Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series Preferred after the Filing Date), the holders of Series Preferred, voting as a separate class on an as-converted basis, shall be entitled to elect six members of the Board (the “Series Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii)           Common Stock.  The holders of Common Stock, voting together as a separate class, shall be entitled to elect one member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii)         No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115 of the California General Corporation Law (“CGCL”). During such time or times that the Corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires.  No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes.  If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.  Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(iv)          During such time or times that the Corporation is subject to Section 2115(b) of the CGCL, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

(d)           The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-converted basis).

3.             LIQUIDATION RIGHTS.

(a)           For purposes of this Restated Certificate, “Liquidation Event” shall mean:  (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or not; or (ii) a Change of Control Transaction (as defined below).  A “Change of Control Transaction” means (i) any merger, consolidation or similar transaction (or series of related transactions) involving (directly or indirectly) the Corporation if, immediately after the consummation of such merger, consolidation or similar transaction (or series of related transactions), the stockholders of the Corporation immediately prior thereto do not, in the aggregate, own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) outstanding voting securities representing more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or (ii) any sale, lease, exclusive license, assignment, transfer, conveyance or disposal of all or substantially all of the consolidated assets of the Corporation and its subsidiaries in a transaction (or series of related transactions), other than a sale, lease, exclusive license, assignment, transfer, conveyance or disposal of all or substantially all of the consolidated assets of the Corporation and its subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportion as their ownership of the Corporation immediately prior to such sale, lease, exclusive license or other disposition (an “Asset Sale”); provided, however, that in no case shall a Change of Control Transaction include issuances of securities by the Corporation the primary purposes of which are to raise capital for the Corporation (as determined in good faith by the Board).

(b)           Upon a Liquidation Event, before any distribution or payment shall be made to the holders of any Series A-2 Preferred or Common Stock, the holders of Series A-1 Preferred shall be entitled to be paid out of the assets of the Corporation legally available for distribution, an amount per share of Series A-1 Preferred equal to the quotient obtained by dividing (i) $150,000,000, which shall increase commencing as of the Filing Date at a rate of 6% per annum compounded annually, by (ii) the total number of shares of Series Preferred outstanding immediately following the Rights Offering Closing (as defined in that certain Series A-1 Preferred Stock Purchase Agreement, dated on or about June 15, 2013, by and between the Corporation and the Purchasers named therein (the “Purchase Agreement”) (the “Series Preferred Liquidation Preference”) plus all declared and unpaid dividends on each such share of Series A-1 Preferred.  If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A-1 Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series A-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c)           After the payment of the full liquidation preference of the Series A-1 Preferred as set forth in Section 3(b) above, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A-2 Preferred shall be entitled to be paid out of the assets of the Corporation legally available for distribution, an amount per share of Series A-2 Preferred equal to the Series Preferred Liquidation Preference plus all declared and unpaid dividends on each such share of Series A-2 Preferred.  If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A-2 Preferred of the liquidation preference set forth in this Section 3(c), then such assets (or consideration) shall be distributed among the holders of Series A-2 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise respectively be entitled.

(d)           After the payment of the full liquidation preference of the Series Preferred as set forth in Sections 3(b) and 3(c) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of Common Stock and Series Preferred on an as-converted to Common Stock basis.

4.             CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a)           Optional Conversion.  Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock; provided, however, that no shares of Series Preferred shall be converted pursuant to this Section 4(a) during the time period beginning on the Filing Date and ending on the earlier of the Initial Closing Date (as defined below) or the date that is 30 days following the Filing Date.  The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series Preferred Conversion Rate” then in effect (determined as provided in Section 4(b) below) by the number of shares of Series Preferred being converted.

(b)           Series Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series Preferred by the “Series Preferred Conversion Price,” calculated as provided in Section 4(c) below.

(c)           Series Preferred Conversion Price.  The conversion price for the Series Preferred (the “Series  Preferred Conversion Price”) shall initially be the Series Original Issue Price.  Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4.  All references to the Series Preferred Conversion Price herein shall thereafter mean the Series Preferred Conversion Price as so adjusted.

(d)           Mechanics of Optional Conversion.  Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Series Preferred being converted.  Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e)           Adjustment for Stock Splits and Combinations.  If at any time or from time to time on or after the Filing Date the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series Preferred, the Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if at any time or from time to time on or after the Filing Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series Preferred, the Series Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)            Adjustment for Common Stock Dividends and Distributions.  If at any time or from time to time on or after the Filing Date the Corporation pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the Series Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i)            The Series Preferred Conversion Price shall be adjusted by multiplying the Series Preferred Conversion price then in effect by a fraction equal to:

(A)          the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)          the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)           If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)         If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g)           Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  If at any time or from time to time on or after the Filing Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h)           Sale of Shares Below Series Preferred Conversion Price.

(i)            If at any time or from time to time after the Filing Date, the Corporation issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Sections 4(e), (f) or (g) hereof, for an Effective Price (as defined below), less than the Series Preferred Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series Preferred Conversion Price shall be reduced, as of the opening of the business day on the date of such issue or sale, to a price determined by multiplying the Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A)          the numerator of which shall be (1) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (2) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price, and

(B)          the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence and all other provisions of Section 4(h), the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise or conversion of any other outstanding securities, Convertible Securities (as defined below) and all outstanding Rights (as defined below).

(ii)           No adjustment shall be made to the Series Preferred Conversion Price in an amount less than $0.01.  Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series Preferred Conversion Price.  Any adjustment required by this Section 4(h) shall be rounded to the first decimal for which such rounding represents less than 1% of the Series Preferred Conversion Price in effect after such adjustment.

(iii)         For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Corporation for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities or Rights to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights.

(iv)          For the purpose of the adjustment required under this Section 4(h), if the Corporation issues or sells (A) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities (such rights or options being hereinafter referred to as “Rights”) and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Convertible Securities plus:

(A)          in the case of such Rights, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such Rights; and

(B)          in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)          If the minimum amount of consideration payable to the Corporation upon the exercise or conversion of Rights or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such Rights or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such Rights or Convertible Securities.

(D)          No further adjustment of the Series Preferred Conversion Price, as adjusted upon the issuance of such Rights or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such Rights or the conversion of any such Convertible Securities.  If any such Rights or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such Rights or Convertible Securities shall be readjusted to the Series Preferred Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Rights or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v)           For the purpose of making any adjustment to the Conversion Price required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock, Convertible Securities or Rights for the purchase of Additional Shares of Common Stock or Convertible Securities issued by the Corporation or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Corporation), other than:

(A)          shares of Common Stock issued pursuant to the conversion of Series Preferred;

(B)          shares of Common Stock issued pursuant to the exercise of options, warrants or Convertible Securities outstanding as of the Filing Date;

(C)          the issuance and sale of, or the grant of options to purchase shares of Common Stock, to employees, directors or officers of, or bona fide consultants to, the Corporation and its subsidiaries pursuant to stock plans or options or agreements adopted or approved by the Board (including shares issued or sold pursuant to the exercise of any stock option or purchased pursuant to a grant under the Corporation’s stock option plans or stock purchase plans or pursuant to agreements entered into for employee compensation purposes prior to the Filing Date);

(D)                               securities or Rights issued to persons or entities with which the Corporation has business relationships as equity enhancements in bank financing, leasing or other similar transactions approved by the Board (including at least one of the Series Preferred Directors);

(E)                               securities issued pursuant to the acquisition of another corporation by the Corporation or issued in connection with any merger, consolidation, combination, purchase of all or substantially all of the assets or other reorganization approved by the Board (including at least one of the Series Preferred Directors);

(F)                                securities issued during any calendar year equal to less than 5% of the securities of the Corporation outstanding on a fully diluted basis in connection with any strategic alliance, license agreement, joint venture agreement or other agreement approved by the Board (including at least one of the Series Preferred Directors); and

(G)                              shares of Common Stock issued or issuable (1) as a dividend or distribution on any shares of Series Preferred or any shares of Common Stock issued pursuant to subsection (v)(A) above, or (2) pursuant to any event for which adjustments are made pursuant to Sections 4(e), 4(f) and 4(g) above.

For purposes of this Section 4(h), “on a fully diluted basis” shall mean, with respect to Common Stock, (A) all shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise or conversion of any other outstanding securities, Convertible Securities and all outstanding Rights.

The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Corporation for such issue under this Section 4(h), for such Additional Shares of Common Stock.  In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi)                             In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance, the Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i)                                    Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the change is greater than 1%, the Corporation, or independent public accountants selected by the Corporation, shall promptly compute such adjustment or readjustment in accordance with this Restated Certificate and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of Series Preferred at the holder’s address as shown on the Corporation’s stock transfer books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the Series Preferred Conversion Price at the time in effect, and (ii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.  Failure to request or provide such notice shall have no effect on any such adjustment.

(j)                                    Notices of Record Date.  In the event that this Corporation shall propose at any time:

(i)                                    to declare any distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)                                to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)                            to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a Liquidation Event;

then, in connection with each such event, this Corporation shall send to the holders of the Series Preferred simultaneously with any notice of such event sent to the holders of Common Stock, but in all events at least 10 days’ prior written notice of the date on which a record shall be taken for such matter (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such matter) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.  Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series Preferred at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.  The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the outstanding shares of Series Preferred, voting together as a single class.

(k)                                 Automatic Conversion.

(i)                                    Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Rate, (A) at any time upon the affirmative election of the holders of the Requisite Majority, (B) immediately prior to the closing of a firm commitment underwritten public offering of Common Stock by the Corporation covering the offer and sale of Common Stock for the account of the

Corporation in which the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $25,000,000, provided that that Common Stock is approved for quotation on the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange immediately following the consummation thereof, and (C) upon the effective date of a Registration Statement (as defined in the Purchase Agreement).

(ii)                                Upon the occurrence of any of the events specified in Section 4(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder of such shares notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series Preferred, the holders of such shares shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series Preferred.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred.

(l)                                    Special Mandatory Conversion.

(i)                                    For purposes of this Article IV, Section D.4(l), the following definitions shall apply:

(A)                               An “Affiliate” of any Major Investor shall mean (1) any general or limited partner or retired general or limited partner of any Major Investor which is a partnership, (2) any member or former member of any Major Investor which is a limited liability company, (3) any family member or trust for the benefit of any individual Major Investor or (4) any affiliated venture capital fund of a Major Investor.

(B)                               The “Initial Closing” shall have the meaning set forth in the Purchase Agreement.

(C)                               The “Initial Closing Date” shall have the meaning set forth in the Purchase Agreement.

(D)                               A “Major Investor” shall mean, any holder of Series E Preferred, who, as of immediately prior to the Filing Date, owned together with such holder’s Affiliates, at least 1,000,000 shares of Series E Preferred.  For purposes of determining the number of shares of Series E Preferred held by any Major Investor under any provision of this Section D.4(l), all shares of Series E Preferred held by any of its Affiliates shall be aggregated with such Major Investor’s shares of Series E Preferred.

(E)                               A Major Investor’s “Pro Rata Allocation” shall mean the product of $10,000,000 multiplied by such Major Investor’s Pro Rata Share.

(F)                                A Major Investor’s “Pro Rata Share” shall mean, immediately prior to the Initial Closing, the ratio expressed as a fraction, (1) the numerator of which is the number of outstanding shares of Series A-1 Preferred held by such Major Investor, and (2) the denominator of which is the total number of shares of Series A-1 Preferred then outstanding.

(G)                              The “Series A-1 Financing” shall mean the issuance by the Corporation of Series A-1 Preferred pursuant to the Purchase Agreement.

(ii)                                In the event that:

(A)                               the Corporation proposes to consummate the Series A-1 Financing pursuant to the Purchase Agreement;

(B)                               the Corporation delivers a notice to the Major Investors not less than five business days prior to the Initial Closing Date that (1) states the Corporation’s intention to consummate the Series A-1 Financing pursuant to the Purchase Agreement, (2) indicates the material terms upon which the Corporation proposes to consummate the Series A-1 Financing, (3) specifies such Major Investor’s Pro Rata Allocation, and (4) offers such Major Investor the right to invest such Major Investor’s Pro Rata Allocation in the Initial Closing of the Series A-1 Financing pursuant to the Purchase Agreement; and

(C)                               such Major Investor, together with any Affiliates of such Major Investor, fail to collectively invest at least the Pro Rata Allocation of such Major Investor in the Initial Closing of the Series A-1 Financing pursuant to the Purchase Agreement;

then, each share of Series A-1 Preferred held by such Major Investor as of the Initial Closing Date, after giving effect to the provisions of Article IV.C. of this Restated Certificate (the “Converted Series A-1 Preferred”), shall automatically and without further action on the part of such Major Investor be converted, effective as of the Initial Closing Date, into 0.333 of one share of Series A-2 Preferred (the “Special Mandatory Conversion”).  The Corporation shall not issue any fractional shares of Series A-2 Preferred as a result of the Special Mandatory Conversion, but shall instead pay to each Major Investor whose shares of Converted Series A-1 Preferred were automatically converted into shares of Series A-2 Preferred pursuant to this Article IV, Section D.4(l) who would be entitled to receive any fractional share of Series A-2 Preferred as a result of the Special Mandatory Conversion, a sum in cash equal to the fair market value of any such fractional share as determined by the Board.

(iii)                            Following the Initial Closing Date, the Corporation shall provide written notice to each Major Investor whose shares of Converted Series A-1 Preferred were automatically converted into shares of Series A-2 Preferred pursuant to this Article IV, Section D.4(l).  Such notice shall be sent by first class or registered mail, postage prepaid, to each such Major Investor at such Major Investor’s address last shown on the records of the Corporation’s transfer agent (or the records of the Corporation, if it serves as its own transfer agent).  Upon receipt of such notice, each such Major Investor shall surrender his or its certificate or certificates for all such shares so converted to the Corporation, and shall thereafter receive certificates for the number of shares of Series A-2 Preferred to which such Major Investor is entitled.  Immediately upon such automatic conversion, all rights with respect to the Converted Series A-1 Preferred so converted shall immediately cease and terminate, except only for the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Series A-2 Preferred into which such shares of Converted Series A-1 Preferred have been converted; and provided that declared but unpaid dividends, if any, with respect to the Converted Series A-1 Preferred so converted as of the date of such conversion shall be forfeited.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing.  As soon as practicable after the Initial Closing Date and following the surrender of the duly endorsed certificate or certificates for Converted Series A-1 Preferred, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Series A-2 Preferred issuable on such conversion in accordance with the provisions hereof.

(iv)                             All certificates evidencing shares of Converted Series A-1 Preferred which are required to be surrendered in accordance with the provisions hereof shall, from and after the date of their automatic conversion, be deemed to have been retired and canceled, and all applicable shares of Converted Series A-1 Preferred shall be deemed to have been converted into Series A-2 Preferred for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates.  The Corporation may, after the Initial Closing Date, take such appropriate action (without the need for stockholder actions) as may be necessary to reduce the authorized shares of Series A-1 Preferred and increase the number of authorized shares of Series A-2 Preferred accordingly.

(m)                             Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of the Series Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Preferred, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.  In the event of the consolidation or merger of the Corporation with another corporation where the Corporation is not the surviving corporation, effective provision shall be made in the certificate or articles of incorporation, documents of merger or consolidation, or otherwise, of the surviving corporation so that such corporation will at all times reserve and keep available a sufficient number of shares of Common Stock or other equivalent securities or property to provide for the conversion of Series Preferred in accordance with the provisions of this Section 4.

(n)                                 Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of any shares of Series Preferred.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined in good faith by the Board) on the date of conversion.

(o)                                 Notices.  Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile, in each case if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(p)                                 Payment of Taxes.  The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

(q)                                 Waiver of Adjustment to Series Preferred Conversion Price. Notwithstanding anything contained in this Restated Certificate to the contrary, no adjustment in the Series Preferred Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives notice from the holders of a majority of the then outstanding shares of Series Preferred agreeing that no such adjustment shall be made to the Series Preferred Conversion Price for such series as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(r)                                  No Impairment.  The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series Preferred against impairment.

5.                                      NO REISSUANCE OF SERIES PREFERRED.

No shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in this Restated Certificate.  Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.  Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.  Except for and subject to those rights expressly granted to the holders of Series Preferred, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have all other rights of stockholders.

VI.

A.                                    The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL (“Section 145”), the Corporation is permitted or empowered to make such indemnification.  The Corporation may, in the sole discretion of the Board, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

B.                                    No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director has derived an improper personal benefit.  If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL.  For purposes of this Article VI, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

C.                                    The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

D.                                    Any repeal or modification of this Article VI or the adoption of any provision of this Restated Certificate inconsistent with this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VII.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.                                    The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board.  The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B.                                    The Board is expressly empowered to adopt, amend or repeal the Bylaws.  The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

C.                                    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

VIII.

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such matter as the said court directs.  If a majority in number representing 75% in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

IX.

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series Preferred or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

FOUR:                                This Sixth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

FIVE:                                     This Sixth Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL.  This Sixth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, XENCOR, INC. has caused this Sixth Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 12th day of June, 2013.

XENCOR, INC.

Signature:	/s/ Bassil I. Dahiyat

Print Name:	Bassil I. Dahiyat

Title:	President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

XENCOR, INC.

Xencor, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Xencor, Inc.

SECOND: The date on which the Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was June 8, 2004.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Sixth Amended and Restated Certificate of Incorporation (the “Certificate”) as follows:

1.                                      The first paragraph of Article IV of the Corporation’s Sixth Amended and Restated Certificate of Incorporation is hereby amended to add the following at the end of such paragraph:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every 3.1 shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, that the Corporation shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Corporation. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.”

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Xencor, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer as of November 1, 2013.

/s/ Bassil I. Dahiyat
Bassil I. Dahiyat
President and Chief Executive Officer